EXECUTION VERSION

SHAREHOLDERS’ AGREEMENT (this “Agreement”) dated as of March 24, 2010, among the Investors (as defined herein) and Applied Natural Gas Fuels, Inc., a Nevada corporation (the “Corporation”).

WHEREAS, on September 9, 2009, PNG Ventures, Inc. and certain of its affiliates (the “Debtors”), as debtors-in-possession, filed their Disclosure Statement pursuant to Section 1125 of chapter 11 of title 11 of the United States Code (the “Disclosure Statement”) for the Plan (as hereinafter defined);

WHEREAS, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) approved the Disclosure Statement for purposes of soliciting votes in favor of acceptance or rejection of the Plan;

WHEREAS, each Investor owns, as of the date hereof, that number of Investor Shares (as defined herein) set forth opposite such Investor’s name on Annex I attached hereto, as applicable;

WHEREAS, the Investors believe it to be in the best interest of the Corporation and the Investors to provide for the continued stability of the business and policies of the Corporation and its Subsidiaries (as defined herein), as the same may exist from time to time; and

WHEREAS, pursuant to the Confirmation Order (as defined in the Plan), this Agreement has been approved as valid and binding on the confirmation of the Plan and all Investors and their successors and assigns in accordance with the terms hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above relating to such Person) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Authorized Representatives” shall have the meaning set forth in Section 5.5 hereof.

“Board” means the Board of Directors of the Corporation.

“Business Day” shall mean any date that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Bylaws” shall mean the bylaws of the Corporation (as the same may be amended, modified or supplemented from time-to-time after the date hereof).

“Castlerigg” means Castlerigg PNG Investments, LLC, a Delaware limited liability company.

“Castlerigg Director” shall have the meaning set forth in Section 2.1(b)(i) hereof.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Common Stock Equivalent” means, at any time, one share of Common Stock or the right to acquire, whether or not such right is immediately exercisable, one share of Common Stock, whether evidenced  by an option, warrant, convertible security or other instrument or agreement.

“Corporation” shall have the meaning set forth in the preamble.

“Corporation Governing Body” shall have the meaning set forth in Section 2.6(b) hereof.

“Co-Sale Notice” shall have the meaning set forth in Section 3.3(a)(i) hereof.

“Co-Sale Transferee” shall have the meaning set forth in Section 3.3(a) hereof.

“Co-Sale Transferor” shall have the meaning set forth in Section 3.3(a) hereof.

“Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Corporation, as Borrower, its Subsidiaries, as Loan Parties, and the Investors, as Initial Lenders, as the same may be amended from time to time.

“Equity Securities” means all shares of capital stock of the Corporation, including, without limitation, the Investor Shares, all securities convertible into or exchangeable for shares of capital stock of the Corporation, and all options, warrants, and other rights to purchase or otherwise acquire from the Corporation shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“First Offer Investors” shall have the meaning set forth in Section 3.5(a).

“First Offer Shares” shall have the meaning set forth in Section 3.5(a).

“Future Investor” shall have the meaning set forth in Section 3.1.

“Governmental Entity” means any national, federal, state, local or foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Group” means:

(a)           in the case of any Investor who is an individual, (i) such Investor, (ii) the spouse, parent, sibling or lineal descendants of such Investor, (iii) all trusts for the benefit of such Investor or any of the foregoing, (iv) all Persons principally owned by and/or organized or operating for the benefit of any of the foregoing, and (v) all Affiliates of such Investor;

(b)           in the case of any Investor that is a partnership, (i) such Investor, (ii) its limited, special and general partners, (iii) any Person to which such Investor shall Transfer all or substantially all of its assets or with which it shall be merged, and (iv) all Affiliates and employees of and consultants to, such Investor; and

(c)           in the case of any Investor which is a corporation or a limited liability company, (i) such Investor, (ii) its stockholders or members as the case may be, (iii) any Person to which such Investor shall Transfer all or substantially all of its assets, and (iv) all Affiliates of such Investor.

“Investor Directors” means the Castlerigg Director and the Medley Director.

“Investor Notice” shall have the meaning set forth in Section 3.5(b) hereof.

“Investor Offer Terms” shall have the meaning set forth in Section 3.5(b) hereof.

“Investors” means the Persons set forth on Annex I hereto (and their successors and assigns) and any Person who becomes a party to this Agreement as an Investor pursuant to Section 3.1 or 3.2.

“Investor Shares” means all Equity Securities of the Corporation held at any time during the term of this Agreement by the Investors.

“Joinder Agreement” shall have the meaning set forth in Section 3.1 hereof.

“Medley” means Fourth Third, LLC, a Delaware limited liability company.

“Medley Director” shall have the meaning set forth in Section 2.1(b)(ii) hereof.

“New Securities” means all Equity Securities other than (i) Equity Securities reserved for issuance under the Stock Incentive Plan and (ii) shares of Common Stock issued by the Corporation in an offering of Common Stock under a registration statement.

“Observer” shall have the meaning set forth in Section 2.6(a).

“Other Investor” shall have the meaning set forth in Section 3.3(a)(i) hereof.

“Permitted Debt” means Debt (as defined in the Credit Agreement) that the Corporation or its Subsidiaries are permitted to incur pursuant to Section 7.1 of the Credit Agreement.

“Permitted Liens”  means Liens (as defined in the Credit Agreement) that the Corporation or its Subsidiaries are permitted to create or permit to exist pursuant to Section 7.2 of the Credit Agreement.

“Permitted Transfer” means any Transfer by an Investor to a member of such Investor’s Group.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Plan” means the Plan of Reorganization of the Debtors filed in connection with the commencement of cases by the Debtors under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on September 9, 2009.

“Preemptive Offer” shall have the meaning set forth in Section 3.4(a) hereof.

“Preemptive Offer Notice” shall have the meaning set forth in Section 3.4(a) hereof.

“Preemptive Offer Number” shall have the meaning set forth in Section 3.4(b) hereof.

“Preemptive Offer Period” shall have the meaning set forth in Section 3.4(a) hereof.

“Prevailing Party” means, in an action seeking (i) monetary damages, a party shall be deemed a prevailing party for purposes of this Agreement if it secures as a final judgment, a dollar amount (excluding interest) that is equal to or greater than fifty percent (50%) of the amount claimed as damages in the complaint or as a counterclaim in the answer, and, if such party fails to secure an amount equal to or greater than fifty percent (50%) of the amount claimed, then the other party shall be deemed to be the prevailing party for purposes of this Agreement; (ii) a declaratory ruling or a permanent injunction, a party shall be deemed a prevailing party for purposes of this Agreement if it successfully secures the relief sought, and, if such party is unsuccessful in securing such relief, then the other party shall be deemed to be the prevailing party; and (iii) monetary damages and a demand for a declaratory ruling or permanent injunction, such party shall be deemed to be a prevailing party for purposes of this Agreement only if it satisfies the criteria in both clauses (i) and (ii), and, if such party does not satisfy such criteria, then the other party shall be deemed to be the prevailing party; provided, however, if one party would be a prevailing party under one of the clauses in this definition and the other party would be a prevailing under another clause, then neither party shall be deemed a prevailing party for purposes of this Agreement.

“Pro Rata Amount” means, with respect to any Investor, the quotient obtained by dividing (i) the number of Common Stock Equivalents held by such Investor by (ii) the aggregate number of Common Stock Equivalents held by all Investors, assuming in each case the conversion or exchange of all securities by their terms convertible into or exchangeable for Common Stock and the exercise of all vested and “in the money” options to purchase or rights to subscribe for Common Stock (including warrants) or such convertible or exchangeable securities.

“Purchase Notice” shall have the meaning set forth in Section 3.4(b) hereof.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof among the Corporation and the Investors (as amended, modified or supplemented from time-to-time).

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Investor Shares.

“Reply Notice” shall have the meaning set forth in Section 3.5(c) hereof.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations promulgated thereunder.

“Selling Investor” shall have the meaning set forth in Section 3.5(a).

“Sale of the Corporation” means (i) the sale of all or substantially all of the Corporation’s assets, (ii) the sale or transfer of the outstanding Equity Securities, or (iii) the merger or consolidation of the Corporation with another person or entity, in each case in clauses (ii) and (iii) above under circumstances in which the holders (together with any Affiliates of such holders) of the voting power of outstanding capital shares of the Corporation, immediately prior to such transaction, own less than 50% in voting power of the outstanding capital shares of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

“Stock Incentive Plan” means the Corporation’s 2010 Stock Incentive Plan (as such plan may be amended, restated or otherwise modified from time-to-time).

“Subsidiary” means, with respect to any Person, any other Person the majority of whose Equity Securities or voting securities are directly or indirectly owned or controlled by such Person.

“Subsidiary Governing Body” shall have the meaning set forth in Section 2.6(b) hereof.

“Tag-Along Notice” shall have the meaning set forth in Section 3.3(c) hereof.

“Termination Date” means the date of (i) a closing of a Sale of the Corporation (ii) a liquidation or dissolution of the Corporation or (iii) the Investors beneficially owning less than 5% of the Common Stock of the Corporation calculated on a fully diluted basis assuming the exercise or conversion of all outstanding securities of the Corporation exercisable for or convertible into Common Stock.

“Third Party” means, with respect to any Investor, any Person that is not (i) the Corporation or (ii) a member of the Group of such Investor.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transfer” means to sell, transfer, assign, pledge, hypothecate or otherwise dispose of Equity Securities, either voluntarily or involuntarily and with or without consideration excluding by any Investor to the Corporation.

ARTICLE II

BOARD REPRESENTATION

2.1.           Board Representation.

(a)           The Corporation and the Investors shall take such corporate actions as may be required to ensure that (i) the number of directors constituting the Board shall be either five (5) or seven (7) and shall initially be seven (7) and (ii) the presence of four (4) directors (including each of the Investor Directors) is required to constitute a quorum of the Board if the Board consists of seven (7) members and the presence of three (3) directors (including each of the Investor Directors) is required to constitute a quorum of the Board if the Board consists of five (5) members.  The Board (and the number of members constituting a quorum) may be changed with the consent of each of Castlerigg and Medley.

(b)           Subject to the expansion option set forth in Section 2.1, the Board shall be comprised as follows:

(i)           Castlerigg shall be entitled: (A) to nominate one (1) individual to the Board to serve as director (the “Castlerigg Director”) until his respective successor is elected and qualified, (B) to nominate each successor to the Castlerigg Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Castlerigg Director shall initially be Matthew Pliskin;

(ii)           Medley shall be entitled (A) to nominate one (1) individual to the Board to serve as director (the “Medley Director”) until his respective successor is elected and qualified, (B) to nominate each successor to the Medley Director and (C) to direct the removal from the Board of any director nominated under the foregoing clauses (A) or (B); the Medley Director initially shall be Tom Quimby;

(iii)           the remaining directors shall be appointed pursuant to the terms of the Bylaws; provided that at least one (1) of such directors shall be an independent director not affiliated with, or an officer or employee of, the Corporation, and provided further, that no Investor shall take any action that would result in a change of more than two (2) of such remaining directors in any twelve (12) month period and the initial change of any of the remaining directors shall require consent of Castlerigg; the remaining directors shall initially be (i) W. Phillip Marcum, (ii) Cem Hacioglu, (iii) Corey Davis, (iv) John Levy and (v) Kevin Collins.

(c)           Each nomination or any proposal to remove from the Board any director shall be made by delivering to the Corporation a notice signed by the party or parties entitled to such nomination or proposal.  As promptly as practicable, but in any event within ten (10) days, after delivery of such notice, the Corporation shall take or cause to be taken such corporate actions as may be reasonably required to cause the election or removal proposed in such notice.  Such corporate actions may include calling a meeting or soliciting a written consent of the Board, or calling a meeting or soliciting a written consent of the Investors.

2.2.           Voting Agreement.

(a)           Each Investor covenants and agrees to vote (or act by written consent in lieu of a meeting) all Equity Securities held by such Investor for (i) the election to the Board of all individuals nominated in accordance with Section 2.1 and for the removal from the Board of all directors proposed to be removed in accordance with Section 2.1, and (ii) the election to each committee of the Board of the Investor Directors nominated in accordance with Section 2.4, and in each case shall take all actions required on its behalf to give effect to the agreements set forth in this Article II.  Each Investor shall use its respective best efforts to cause each director originally nominated by such Investor to vote for the election to the Board of all individuals nominated in accordance with Section 2.1.

(b)           Pursuant to this Section 2.2, each undersigned Investor hereby approves and votes all of his, her or its Equity Securities in favor of the election to the Board of each of the initial designees named pursuant to Section 2.1(b) above.

2.3.           Interim Director.

The Corporation shall notify each Investor of the occurrence of any vacancy in any seat on the Board.  If the Investors entitled to nominate a successor to fill such vacancy fail to do so within fifteen (15) days after delivery of such notice, such vacancy may be filled in accordance with the Bylaws (subject in all cases to Section 2.5(b) below) until a successor has been nominated and elected to the Board in accordance with Sections 2.1 and 2.2 of this Agreement.

2.4.           Committees; Subsidiaries.

Each Investor Director shall have the right (but not the obligation) to cause each Investor to take such corporate actions as may be reasonably required to ensure that such Investor Director shall be appointed to each committee of the Board.

2.5.           Vacancies and Removal.

(a)           The directors designated in Section 2.1(b) will be elected at any annual or special meeting of the shareholders of the Company (or by written consent in lieu of a meeting of the shareholders of the Company) and will serve until their successors are duly elected and qualified or until their earlier resignation or removal.

(b)           The Corporation shall notify each Investor of the occurrence of any vacancy in any seat of the Board.  Subject to the foregoing regarding the appointment of directors, in the event a vacancy is created on the Board by reason of the death, disability, removal (with or without cause) or resignation of any director, each of the Investors hereby agrees that (i) such vacancy shall be filled in accordance with the procedures set forth in Section 2.1 and (ii) no Investor shall have the ability to fill any vacancy to the extent that the ability to appoint such director is specifically granted to other Investors pursuant to Section 2.1.  No Investor shall have the ability to remove a director to the extent that such director was not nominated by such Investor.

2.6.           Non-Voting Observers

(a)           In addition to its other rights under this Agreement, each Investor shall be entitled to have up to one (1) non-voting observer (the "Observer") who shall be designated by such Investor, in its sole discretion, by notice to the Corporation from time to time (and who shall also be subject to removal for no reason or any reason whatsoever by such Investor by notice to the Corporation from time to time).

(b)           Each Observer shall be entitled to be present at all meetings of the Board (and each committee thereof) (each, a "Corporation Governing Body"), as well as at all meetings of the board of directors (or similar governing body) of all direct and indirect Subsidiaries of the Corporation (and each committee thereof) (each, a "Subsidiary Governing Body”). The Corporation shall notify each Observer of each meeting of each Corporation Governing Body and each meeting of each Subsidiary Governing Body, including the time and place of such meeting, in the same manner and at the same times as the members of such Corporation Governing Body or Subsidiary Governing Body, as the case may be, are notified.

(c)           Each Observer shall (i) have the same access to information concerning the business and operations of the Corporation and its Subsidiaries, including, but not limited to, notes, minutes and consents, at the same times as the members of each Corporation Governing Body or Subsidiary Governing Body may receive access to such information, (ii) be entitled to participate in discussions of the affairs, finances and accounts of, and consult with, and make proposals and furnish advice to, the Corporation Governing Bodies and the Subsidiary Governing Bodies, and (iii) be provided with copies of all notices, minutes, consents, and forms of consents in lieu of meetings of the Corporation Governing Bodies and the Subsidiary Governing Bodies and all other material that the Corporation or any of its Subsidiaries provides to members of any Corporation Governing Body or Subsidiary Governing Body as such, in each case at the same time or times as such notices, minutes, consents or forms are issued or circulated by or to, or such other material is provided to, such members.

2.7.           Meetings; Expenses; Compensation.

(a)           The Corporation shall convene meetings of the Board at least once every three months.  Upon any failure by the Corporation to convene any meeting required by this paragraph, an Investor Director shall be empowered to convene such meeting.

(b)           The Corporation shall reimburse each Investor Director and each Observer for his or her reasonable out-of-pocket expenses (including travel) incurred in connection with (i) the attendance of meetings of the Board or any committee thereof and (ii) conducting any other business of the Corporation (or any subsidiary thereof).

ARTICLE III

ISSUANCE AND TRANSFER OF SHARES

3.1.           Future Investors.

The Corporation shall require each Person that acquires Equity Securities (excluding options to acquire Common Stock) after the date hereof (a “Future Investor”) from an Investor, as a condition to the effectiveness of such acquisition, to execute a joinder to this Agreement, substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”), agreeing to be treated as an Investor, whereupon such Person shall be bound by, and entitled to the benefits of, the provisions of this Agreement and the Registration Rights Agreement relating to Investors.

3.2.           Limitations on Transfers.

(a)           No Transfer of any Equity Securities by any Investor shall become effective unless and until (i) the transferee (unless already subject to this Agreement) executes and delivers to the Corporation a Joinder Agreement, agreeing to be treated in the same manner as the transferring Investor and (ii) such Transfer is either (x) a Permitted Transfer or (y) otherwise made in compliance with this Article III.  Upon such Transfer and such execution and delivery, the Transferee shall be bound by, and entitled to the benefits of, this Agreement and the Registration Rights Agreement with respect to the transferred Equity Securities in the same manner as the transferring Investor. The provisions regarding Transfers of Equity Securities contained in this Article III shall apply to all Equity Securities now owned or hereafter acquired by an Investor.  Any Transfer of Equity Securities by a Investor not made in accordance with this Article III shall be void ab initio.

(b)           Each Investor shall, after complying with the provisions of this Agreement, but prior to any Transfer of Equity Securities, give written notice to the Corporation of such proposed Transfer.  Each such notice shall describe the manner and circumstances of the proposed Transfer.  Upon request by the Corporation, each Investor seeking to Transfer Equity Securities shall deliver a written opinion, addressed to the Corporation, of counsel for such Investor, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Corporation) such proposed Transfer does not involve a transaction requiring registration or qualification of such Equity Securities under the Securities Act or the securities laws of any State of the United States (if applicable); provided, however, that no such opinion shall be required for a Transfer which is a Permitted Transfer or a Transfer effected pursuant to Sections 3.3, 3.5 and 3.6 and hereof.  Subject to compliance with the other provisions of this Agreement, if the Corporation does not request such an opinion within ten (10) Business Days of receipt of the notice, the Transferring Investor shall be entitled to Transfer such Equity Securities, on the terms set forth in the notice, within sixty (60) days of delivery of the notice.

3.3.           Co-Sale Rights.

(a)           Subject to compliance with the other applicable provisions of this Agreement (including, without limitation, Section 3.5 hereof), if at any time an Investor (the “Co-Sale Transferor”) proposes to Transfer, in a single transaction or a series of related transactions, five percent (5%) or more of the outstanding Equity Securities (other than pursuant to a Permitted Transfer) to any Third Party (the “Co-Sale Transferee”) (after complying with Section 3.5), the Co-Sale Transferor shall:

(i)           Deliver a notice (the “Co-Sale Notice”) to all other Investors (the “Other Investors”) detailing the terms and conditions of the proposed Transfer; provided, however, that such Co-Sale Notice shall indicate that the Co-Sale Transferee has been informed of the co-sale rights provided for in this Section 3.3 and has agreed to purchase Equity Securities in accordance with the terms hereof.

(ii)           The Co-Sale Transferor shall not be permitted to Transfer any Equity Securities to the Co-Sale Transferee (i) until the thirty (30) day period set forth in clause (c) expires and (ii) unless the Other Investors are permitted to Transfer their respective Pro Rata Amount of the aggregate number of Equity Securities to which the Co-Sale Offer relates.

(b)           The Co-Sale Transferor shall, in addition to complying with the provisions of this Section 3.3, comply with the other provisions of this Article III.

(c)           Within thirty (30) days after delivery of the Co-Sale Notice, each Other Investor may elect to participate in the proposed Transfer by delivering to such Co-Sale Transferor a notice (the “Tag-Along Notice”) specifying the number of Equity Securities (up to his, her or its Pro Rata Amount of the aggregate number of Equity Securities sought to be transferred by the Co-Sale Transferor) with respect to which such Other Investor shall exercise his, her or its rights under this Section 3.3.  For purposes of this Section 3.3, each Other Investor may aggregate his, her or its Pro Rata Amount among Other Investors in his, her or its Group to the extent that such Other Investors in his, hers or its Group do not elect to sell their respective Pro Rata Amounts.

        (d)           Any Equity Securities requested to be included in any Co-Sale Notice shall be Transferred on at least the same terms and conditions as are set forth in the Co-Sale Notice.

3.4.           Preemptive Rights.

(a)           If the Corporation proposes to issue any New Securities to any Person, the Corporation shall, before such issuance, deliver to the Investors a written notice offering to issue to the Investors such New Securities upon the terms set forth in this Section 3.4 (the “Preemptive Offer Notice”).  The Preemptive Offer Notice shall state that the Corporation proposes to issue New Securities and shall set forth the number and terms and conditions (including the purchase price) of such New Securities.  The offer (the “Preemptive Offer”) shall remain open and irrevocable for a period of ten (10) days (the “Preemptive Offer Period”) from the date of its delivery.

(b)           Each Investor may accept the Preemptive Offer by delivering to the Corporation a notice (the “Purchase Notice”) at any time during the Preemptive Offer Period.  The Purchase Notice shall state the number (the “Preemptive Offer Number”) of New Securities such Investor desires to purchase.  If the sum of all Preemptive Offer Numbers exceeds the number of New Securities, the New Securities shall be allocated among the Investors that delivered a Purchase Notice in accordance with their respective Pro Rata Amount.

(c)           The issuance of New Securities to the Investors who delivered a Purchase Notice shall be made on a Business Day, as designated by the Investor not more than sixty (60) days after expiration of the Preemptive Offer Period on those terms and conditions of the Preemptive Offer not inconsistent with this Section 3.4.

(d)           If the number of New Securities exceeds the sum of all Preemptive Offer Numbers, the Corporation may issue such excess or any portion thereof on the terms and conditions set forth in the Preemptive Offer to any Person within ninety (90) days after expiration of the Preemptive Offer Period.  If such issuance is not made within such 90-day period, the restrictions provided for in this Section 3.4 shall again become effective.

(e)           For purposes of this Section 3.4, each Investor may aggregate his, her or its Pro Rata Amount among other Investors in his, her or its Group to the extent that other Investors in his, her or its Group do not elect to purchase their respective Pro Rata Amounts.

3.5.                      Right of First Offer.

(a)           If any Investor wishes to Transfer, in a single transaction or a series of related transactions, five percent (5%) or more of the outstanding Equity Securities (such Investor, the “Selling Investor” and the Equity Securities subject to such offer, the “First Offer Shares”), to an unrelated bona fide Third Party purchaser, the Selling Investor must promptly notify each of Castlerigg or Medley, if applicable (the “First Offer Investors”), of the Selling Investor’s desire to pursue such a sale (such notice, the “Offer Notice”).

(b)           Upon receipt of the Offer Notice, each First Offer Investor shall, within thirty (30) days from the date of receipt of the Offer Notice, deliver a written notice to the Selling Investor electing to make an offer to purchase all of the First Offer Shares or stating that it elects not to make such an offer (each such notice, an “Investor Notice”).  If applicable, each

Investor Notice shall specify the price and terms upon which such First Offer Investors are willing to consummate such a transaction (the “Investor Offer Terms”) and shall constitute an irrevocable offer to purchase the First Offer Shares.

(c)           Upon receipt of an Investor Notice, the Selling Investor shall, within fifteen (15) days from the receipt of such Investor Notice, deliver a written notice to the applicable First Offer Investors electing to accept or reject the Investor Offer Terms (such notice, the “Reply Notice”).

(d)           If the Selling Investor elects to accept the Investor Offer Terms, the applicable First Offer Investor shall purchase the First Offer Shares pursuant to the terms set forth in its Investor Notice within one hundred and twenty (120) days from the date of delivery of the Reply Notice; provided, however, the other First Offer Investor shall be given the opportunity to purchase such First Offer Investor’s Pro Rata Amount of the First Offer Shares pursuant to the applicable Investor Offer Terms.

(e)           If the Selling Investor does not elect to accept any of the Investor Offer Terms, the Selling Investor shall be free to sell all (but not less than all) of the First Offer Shares to a bona fide Third Party purchaser at a price and on terms and conditions more favorable than those set forth in the Investor Notice received by the Selling Investor.

(f)           If none of the First Offer Investors elects to make an offer to purchase the First Offer Shares, the Selling Investor shall be free to sell all (but not less than all) of the First Offer Shares to a bona fide Third Party purchaser.

3.6.           Sale of the Corporation.

If the Corporation has not consummated a Sale of the Corporation on or before the fourth anniversary of the date of this Agreement, then at any time after such date at the request of Castlerigg or Medley (so long as such Investor holds more than twenty five percent (25%) of all then outstanding Investor Shares), the Corporation shall retain a nationally recognized investment bank (which shall be acceptable to the holders of a majority of all then outstanding Investor Shares) for the purpose of effecting a Sale of the Corporation.  The Corporation shall cause each of its officers to participate actively in the sale process (including assisting with the preparation of an offering memorandum and being available to meet with representatives of prospective purchasers) as requested by such investment bank.  The Corporation and the Investors shall expeditiously effect a Sale of the Corporation on terms satisfactory to the holders of sixty percent (60%) of Investor Shares; provided that if (i) Castlerigg caused the Corporation to retain the investment bank, Medley will have a right of first refusal to purchase Castlerigg’s Investor Shares on the same terms and conditions as offered in the proposed Sale of the Corporation and (ii) if Medley caused the Corporation to retain the investment bank, Castlerigg will have a right of first refusal to purchase Medley’s Investor Shares on the same terms and conditions as offered in the proposed Sale of the Corporation.

ARTICLE IV

PROTECTIVE PROVISIONS
4.1.           Protective Covenants.

The Corporation shall not take any of the following actions without the prior written approval of each of Castlerigg and Medley:

(a)           (A) issue or authorize any options (other than options not to exceed four million (4,000,000) shares of Common Stock issued pursuant to the Corporation’s Stock Incentive Plan or other wise to employees after approval by the Board), (B) issue any stock appreciation or similar rights, (C) create a bonus plan or program or issue any bonuses or agree to issue bonuses, the payment of which is contingent upon the occurrence of a Sale of the Corporation, change of control or similar event, (D) redeem, repurchase or acquire any Equity Securities, or (E) re-price any stock options;

(b)           amend the Bylaws or the charter of the Corporation or any Subsidiary in any manner that could reasonably be expected to be adverse to the interests of either Investor Director;

(c)           issue debt for borrowed money (other than debt issued to a Subsidiary and other than Permitted Debt) or repay any debt in advance of any required repayment date;

(d)           pledge any assets or create any Liens (as defined in the Credit Agreement) other than Permitted Liens;

(e)           consummate a Sale of the Corporation other than pursuant to Section 3.6 hereof or make investments in any Person (whether by acquisition, merger, stock purchase or otherwise);

(f)           make any changes in accounting methods or policies (other than as required by U.S. generally accepted accounting principles), or any change in the Corporation’s auditors;

(g)           create any committee of the Board or permit any such committee to take any actions;

(h)           commence or terminate the employment of the chief executive officer, president, chief financial officer, chief operating officer or any other senior executive officer of the Corporation, or amend or revise the terms of any employment agreement with any such officer or employee;

(i)           enter into any contract or agreement with any director, stockholder (or its Affiliates) or Affiliate of the Corporation or any Subsidiary;

(j)           issue any New Securities with preferences or privileges senior to the Investor Shares;

        (k)           enter into any contract, commitment or arrangement with respect to the receipt by the Corporation (or any Subsidiary thereof) of either (i) investment banking services with respect to material issuances of securities or (ii) advisory services with respect to mergers and acquisitions involving the Corporation (or any Subsidiary thereof); or

(l)           agree to take any of the foregoing actions.

4.2.           Subsidiaries and Committees.

At any time that the Corporation has any Subsidiary or committee, it shall not permit such Subsidiary or committee, as the case may be, to take any of the foregoing actions set forth in Section 4.1 (with all references to the Corporation deemed to be references to such Subsidiary or committee) without the prior written approval the Castlerigg Director.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.           Information Rights.

(a)           The Corporation shall deliver the following reports to each Investor holding at least ten percent (10%) of the outstanding Investor Shares (each a “Majority Investor”):

(i)           as soon as available and in any event within thirty (30) days after the end of each month of each fiscal year of the Corporation, consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the period then ended, including a report containing a management’s discussion and analysis of such financial results prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(ii)           as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Corporation, consolidated and consolidating balance sheets of the Corporation and its Subsidiaries as of the end of such period, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the period then ended prepared in conformity with GAAP, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(iii)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Corporation, a consolidated and consolidating balance sheet of the Corporation and its Subsidiaries as of the end of such year, and consolidated and consolidating statements of income and cash flows of the Corporation and its Subsidiaries for the year then ended prepared in conformity with GAAP, except as otherwise noted therein, together with an auditor's report thereon of a public accounting firm of established national reputation;

          (iv)           to the extent the Corporation (or any Subsidiary thereof) is required to prepare such financial statements (or obtain such audit letters), any financial statements actually prepared by the Corporation (or any such Subsidiary), or audit letters actually obtained by the Corporation (or any such Subsidiary) from any auditor of such financial statements, in each case as soon as available to the Corporation (or such Subsidiary);

(v)           any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act prepared by the Corporation (or any Subsidiary thereof) as soon as available; and

(vi)           as soon as available and in any event within thirty (30) days prior to the beginning of the calendar year to which the annual budget shall apply, the annual budget and business plan of the Corporation and its Subsidiaries.

(b)           The Corporation and its Subsidiaries shall provide to each Majority Investor, true and correct copies of all documents, reports, financial data and other information as a Majority Investor may reasonably request.  The Corporation shall permit any authorized representatives designated by a Majority Investor to visit and inspect any of the properties of the Corporation and its Subsidiaries, including its and their books of account, and to discuss its and their affairs, finances and accounts with its and their officers, all at such times as a Majority Investor may reasonably request.

(c)           The Corporation will give each Majority Investor reasonable prior notice (it being agreed that substantially the same prior notice given to the members of the Board shall be deemed reasonable prior notice) of the time and place of any proposed meeting of the Board. The Corporation will deliver to each Majority Investor copies of all material documentation distributed from time to time to the members of the Board or any applicable committee thereof, at such time as such documents are so distributed to them, including copies of any written consent.  The Corporation reserves the right to withhold any such documentation if (i) access to such documentation could be reasonably expected to adversely affect the attorney-client privilege between the Corporation and its counsel or (ii) such disclosure is prohibited by an agreement with a third party; provided, however, that in the case of the preceding clause (ii), the Corporation will use commercially reasonable efforts to provide such documentation, which requirement shall be satisfied if the Majority Investor is offered the opportunity to obtain such documentation by executing or otherwise becoming a party to the confidentiality restrictions on substantially the same terms (including any standstill provisions) as are applicable to the Corporation.  Notwithstanding anything to the contrary contained in this Agreement, a Majority Investor may not use or disclose any information received by such Majority Investor, unless and except to the extent that such use or disclosure could have been made by a director of the Corporation in compliance with all laws and duties applicable to a director as such under such circumstances.

(d)           The Company covenants that it will take such further action as any Majority Investor may reasonably request, all to the extent required from time to time to enable such Person to sell the Investor Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

        (e)           Each Majority Investor shall have the right to consult with and advise the management of the Corporation and its Subsidiaries, upon reasonable notice at any time or from time to time, on all matters relating to the operation of the Corporation and its Subsidiaries.

5.2.           Subsequent Registrations.  Other than a Registration Statement pursuant to the Registration Rights Agreement, prior to the Effective Date (as defined in the Registration Rights Agreement) of the first Registration Statement filed pursuant to the Registration Rights Agreement, the Corporation may not file any registration statement (other than on Form S-8)  with the Commission with respect to any securities of the Corporation.

5.3.           Non-Public Information. The Corporation covenants and agrees that neither it nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that the Corporation believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information.  The Corporation understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Corporation.

5.4.           Listing of Investor Shares. The Corporation agrees, (i) if the Corporation applies to have the Common Stock traded on any other Trading Market, it will include in such application the Investor Shares, and will take such other action as is necessary or desirable to cause the Investor Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Corporation’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

5.5.           Access to Records and Properties.

The Corporation shall permit any Majority Investor and its employees, counsel and other authorized representatives, (collectively, “Authorized Representatives”) during normal business hours and upon reasonable advance notice (which shall not be less than two-day's prior notice) to (a) visit and inspect the assets and properties of the Corporation and its Subsidiaries, (b) examine the books of accounts and records of the Corporation and its Subsidiaries, (c) make copies of such records and (d) discuss all aspects of the Corporation and its Subsidiaries with any officers, employees or accountants of the Corporation and its Subsidiaries; provided, however, that such investigation shall not unreasonably interfere with the operations of the Corporation and its Subsidiaries.  The Corporation will instruct the accountants of the Corporation and its Subsidiaries to discuss such aspects of the financial condition of the Corporation and its Subsidiaries with any such Majority Investor and its Authorized Representatives as such Majority Investor may reasonably request, and to permit such Majority Investor and its Authorized Representatives to inspect, copy and make extracts from such financial statements, analyses, and other documents and information (including electronically stored documents and information) prepared by the accountants with respect to the Corporation and its Subsidiaries as such Majority Investor may reasonably request.  All costs and expenses incurred by such Majority Investor and its Authorized Representatives in connection with exercising such rights of access shall be borne by such Persons, and all out-of-pocket costs and expenses incurred by the Corporation and its Subsidiaries in complying with any extraordinary requests by such Persons and its representatives in connection with exercising such access rights shall be borne by such Persons.

5.6.           Expenses.

The Corporation will pay, and hold the Majority Investors and/or their respective representatives harmless against all liability for the payment of, (i) all costs and other expenses incurred from time to time by the Corporation or any of its Subsidiaries in connection with the Corporation's or any of its Subsidiaries’ performance of and compliance with all agreements and conditions contained in this Agreement on its part to be performed or complied with, (ii) the out-of-pocket costs and expenses incurred by the Majority Investors and any of their Affiliates at or prior to the consummation of the transactions contemplated by this Agreement, including fees and charges of counsel, accountants and other advisors, in connection with the Plan, (iii) the reasonable costs and expenses (including fees and expenses of counsel, accountants and other advisors) incurred by the Majority Investors and their Affiliates in connection with any amendment or waiver of, or enforcement of, any of the provisions of this Agreement, (iv) the out-of-pocket costs incurred by the Majority Investors and their Affiliates in sending their representatives to participate in meetings of the Board (or any committee thereof) of the Corporation or any of its Subsidiaries, (v) any out-of-pocket costs incurred by the Majority Investors or their Affiliates in rendering assistance to the Corporation or any of its Subsidiaries, to the extent the Corporation or such Subsidiary requested such assistance (it being understood that the Majority Investors and their Affiliates shall not be obligated to render, and may charge additional fees for, such assistance), (vi) the fees and expenses incurred by the Majority Investors and their Affiliates in any filing with any Governmental Entity with respect to its investment in the Corporation or in any other filing with any Governmental Entity with respect to the Corporation or any of its Subsidiaries that mentions the Majority Investors or any of their Affiliates, and (vii) any taxes in respect of the issuance of any securities of the Corporation.

ARTICLE VI

MISCELLANEOUS

6.1.           Termination.

This Agreement shall automatically terminate and be of no further force or effect as of the Termination Date.

6.2.           Legend on Stock Certificates.

Each certificate representing shares of capital stock that are subject to this Agreement shall bear a legend substantially in the following form:

“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A SHAREHOLDERS’ AGREEMENT DATED AS OF MARCH 24, 2010 (AS IT MAY BE AMENDED, RESTATED OR

OTHERWISE MODIFIED FROM TIME-TO-TIME), AMONG APPLIED NATURAL GAS FUELS, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF APPLIED NATURAL GAS FUELS, INC.”

6.3.           Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.

Other than with respect to matters relating to the internal governance of the Corporation, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of New York to be applied.  All matters which are the subject of this Agreement relating to matters of internal governance of the Corporation shall be governed and construed in accordance with the laws of the State of Nevada, without giving effect to any law or rule that would cause the laws of any jurisdiction other than the State of Nevada to be applied.

ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.  ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.4.           Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.5.           Assignments; Successors and Assigns.

Except in connection with any Transfer of Investor Shares in accordance with this Agreement, the rights of each party under this Agreement may not be assigned.  This Agreement shall bind and inure to the benefit of the parties and their respective successors, permitted assigns, legal representatives and heirs.

6.6.           Amendments; Waivers.

This Agreement may only be modified or amended by an instrument in writing signed by the Corporation and each Majority Investor.  Any waiver of any provision of this Agreement requested by any party hereto must be granted in advance, in writing by the party granting such waiver.

6.7.           Notices.

All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by such party to the other parties:

if to the Corporation:

Applied Natural Gas Fuels, Inc.
5310 Harvest Hill Road, Suite 229
Dallas, TX 75230
Attention:  Cem Hacioglu
Telephone:  (214) 666-6251
Facsimile:  (214) 613-0230

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
997 Lenox Drive, Bldg. 3
Lawrenceville, NJ 08648
Attention: Hal L. Baume, Esq.
Telephone:  (609) 895-3302
Facsimile:  (609) 896-1469;

if to the Investors, to their respective addresses set forth on Annex I hereto.

All such notices, requests, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (b) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch and (c) in the case of mailing, on the third Business Day after the posting thereof.

6.8.           Headings.

The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

6.9.           Nouns and Pronouns.

Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

6.10.           Entire Agreement.

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter.  The parties hereto represent and warrant that there are no other agreements or understandings regarding any of the subject matter hereof other than as set forth herein and in the Registration Rights Agreement and covenant not to enter into any such agreements or understandings after the date hereof except pursuant to an amendment, modification or waiver of the provisions of this Agreement.

6.11.           Counterparts; Facsimile Signatures.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single instrument.  Execution and delivery of this Agreement by electronic exchange bearing the copies of a party’s signature shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such electronic copies shall constitute enforceable original documents.

6.12.           Conflicting Agreements.

No Investor shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities on terms inconsistent with the provisions of this Agreement and the Registration Rights Agreement (whether or not such agreements or arrangements are with other Investors or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Equity Securities in a manner which is inconsistent with this Agreement.

6.13.           Third Party Reliance.

Notwithstanding anything contained herein to the contrary, the covenants of the Corporation contained in this Agreement (a) are being given by the Corporation as an inducement to the Investors to enter into this Agreement (and the Corporation acknowledges that the Investors have expressly relied thereon) and (b) are solely for the benefit of the Investors.

Accordingly, no third party (including, without limitation, any holder of capital stock of the Corporation) or anyone acting on behalf of anyone thereof other than the Investors, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Investors or the Corporation with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

6.14.           Consultation with Counsel, etc.

Each Investor who or which executes and delivers a counterpart signature page to this Agreement hereby acknowledges that he, she or it has had the opportunity to consult with his, her or its own counsel with respect to the subject matter of this Agreement, and has read and understands all of the provisions of this Agreement.  Each Investor who or which executes and delivers a counterpart signature page to this Agreement hereby further acknowledges that he, she or it has had the opportunity to ask questions of, and to seek additional information from, the Corporation with respect to each of the matters set forth herein.

6.15.           Prevailing Party.

If any party to this Agreement brings an action or proceeding directly or indirectly based upon this Agreement or the matters contemplated hereby against any other party hereto (or its Afiliates), the Prevailing Party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable fees, costs and expenses in connection with such action or proceeding, including, but not limited to, reasonable attorneys’ fees, fees of expert witnesses and expenses and court costs.  In any action seeking monetary damages, (A) the party bringing such action must expressly state a claimed dollar amount in its complaint or as a counterclaim in its answer and (B) the parties agree that they may not amend their respective complaint or answer to change the dollar amount of damages originally sought.

6.16.           Interpretation.

Notwithstanding anything to the contrary contained herein or in the Bylaws, to the extent that any provision contained in this Agreement conflicts with any provision contained in the Bylaws, the provision contained in this Agreement shall govern.

6.17.           Remedies.

The parties hereto shall each have and retain all rights and remedies existing in their favor under this Agreement, at law or equity, including, without limitation, rights to bring actions for specific performance and/or injunctive or other equitable relief (including, without limitation, the remedy of rescission) to enforce or prevent a breach or violation of any provision of this Agreement.  All such rights and remedies shall, to the extent permitted by applicable law, be cumulative and the existence, assertion, pursuit or exercise of any thereof by a party shall not preclude such party from exercising or pursuing any other rights or remedies available to it.

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Agreement on the date first written above.

APPLIED NATURAL GAS FUELS, INC.

By:	/s/ Cem Hacioglu
Name: Cem Hacioglu
Title: President & CEO

INVESTORS

CASTLERIGG PNG INVESTMENTS, LLC
By: Castlerigg Master Investments, Ltd., Managing Member

By:	/s/ Thomas E. Sandell
Name: Thomas E. Sandell
Title: Chief Executive Officer of Sandell AssetManagement Corp., investment manager

INVESTORS

FOURTH THIRD, LLC

By:	/s/ Seth B. Taube
Name: Seth B. Taube
Title: Authorized Signatory